Exhibit 10.1

Execution Version

Lexmark International, Inc.
One Lexmark Centre Drive
740 West New Circle Road
Lexington, KY  40550

                        October 21, 2008

Re: Accelerated Share Repurchase

Ladies and Gentlemen:

This letter (the “Letter Agreement”) sets forth the agreement we have reached with respect to a transaction between Bank of America, N.A. (“Bank of America”), and Lexmark International, Inc (the “Company”) in relation to shares of the Company’s common stock, par value USD 0.01 (the “Common Stock”).

I.  Definitions

As used in this Letter Agreement, the following terms shall have the following meanings:

“Bankruptcy Code” has the meaning specified in Section XV.

“Cash Tender Termination” has the meaning specified in Section VIII(a).

“Corporate Event Termination” has the meaning specified in Section VIII(b).

“Defaulting Party” has the meaning specified in Section IX.

“Delisting Termination” has the meaning specified in Section VIII(c).

“Discount Per Share” means an amount in U.S. dollars specified in Schedule I.

“Disrupted Day” means a Trading Day on which a Market Disruption Event occurs.

“Dividend Event Termination” has the meaning specified in Section VII(b).

“Exchange” means New York Stock Exchange or any successor exchange.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expected Dividend Amount” has the meaning specified in Section VII(a).

“Indemnified Party” has the meaning specified in Section XIV.

“Initial Pricing Period Termination Date” means the date specified in Schedule I.

“Initial Settlement Date” has the meaning specified in Section II(b).

“Initial Share Price” has the meaning specified in Section II(a).

“Loss” has the meaning specified in Section X(a).

“Loss Notice” has the meaning specified in Section X(a).

“Loss of Borrow Termination” has the meaning specified in Section VI(b).

“Market Disruption Event” means any (i) suspension of or limitation imposed on trading by any exchange or market on which the Common Stock is listed for trading, (ii) event that disrupts or impairs (in the reasonable business judgment of Bank of America) the ability of market participants in general to effect transaction in, or obtain market values for, the shares of Common Stock or futures or options contracts relating to the Common Stock or (iii) material decrease, on any Trading Day, in the trading volume for the Common Stock such that in the reasonable business judgment of Bank of America it cannot purchase the contemplated number of shares for such Trading Day.

“Maximum Borrow Cost” means 50 basis points per annum based on the closing price per share of Common Stock on the Trading Day immediately preceding the relevant day.

“Non-Defaulting Party” has the meaning specified in Section IX.

“Number of Initial Shares” has the meaning specified in Section II(b).

“Number of Shares” has the meaning specified in Section II(a).

“Payment Amount” has the meaning specified in Section III(b).

“Pricing Period” means the period of consecutive Trading Days commencing on the Pricing Period Commencement Date and ending on the Pricing Period Termination Date; provided that the Pricing Period may be extended by Bank of America upon the occurrence of a Market Disruption Event.

“Pricing Period Commencement Date” means October 22, 2008.

“Pricing Period Termination Date” means the earlier of (a) the Scheduled Pricing Period Termination Date, or (b) any Trading Day occurring on or following the Initial Pricing Period Termination Date and immediately preceding any Trading Day, on which Bank of America shall notify the Company, prior to the close of regular trading on the Exchange on such Trading Day, of its intention to terminate the Pricing Period; provided that, for the avoidance of doubt, any date relating to the termination of the Transaction and designated as such pursuant to Section X of this Letter Agreement shall not be deemed the Pricing Period Termination Date and accordingly the settlement of the Transaction shall be governed by such Section X and not by provisions of Section III of this Letter Agreement.

“Private Placement Agreement” has the meaning set forth in Annex B hereto.

“Private Placement Price” has the meaning set forth in Annex B hereto.

“Private Placement Settlement” has the meaning set forth in Section  III(b).

“Private Securities” has the meaning set forth in Annex B hereto.

“Prospectus” has the meaning specified in Annex A hereto.

“Purchase Date” has the meaning specified in Section II(a).

“Purchase Price” has the meaning specified in Section II(a).

“Registered Settlement” has the meaning set forth in Section  III(b).

“Registration Statement” has the meaning specified in Annex A hereto.

“Regulation M” means Regulation M under the Exchange Act.

“Remaining Share Amount” for any Trading Day equals (i) the Number of Initial Shares, minus (ii) the cumulative number of shares of Common Stock that Bank of America has repurchased to cover its short position in respect of this Transaction.  For the avoidance of doubt, such shares shall be considered repurchased by Bank of America as of the Trading Day on which such transactions settle.

“Rule 10b-18” means Rule 10b-18 under the Exchange Act.

“Rule 10b-18 VWAP” means, for any Trading Day, the volume-weighted average price at which the Common Stock trades as reported in the composite transactions for the principal U.S. securities exchange on which such Common Stock is then listed on such Trading Day, excluding (i) trades that do not settle regular way, (ii) opening (regular way) reported trades in the consolidated system on such Trading Day, (iii) trades that occur in the last ten minutes before the scheduled close of trading on the Exchange on such Trading Day and ten minutes before the scheduled close of the primary trading in the market where the trade is effected, and (iv) trades on such Trading Day that do not satisfy the requirements of Rule 10b-18(b)(3) of the Exchange Act, as determined in good faith by Bank of America.  The Company acknowledges that Bank of America may refer to the Bloomberg Page “LXK.N <Equity> AQR SEC” (or any successor thereto), in its judgment, for such Trading Day to determine the Rule 10b-18 VWAP.

“SEC” has the meaning specified in Annex A hereto.

“Scheduled Pricing Period Termination Date” means the date specified in Schedule I; provided that, the Scheduled Pricing Period Termination Date may be postponed by Bank of America upon the occurrence of a Market Disruption Event on any scheduled Trading Day during the Pricing Period.

“Securities Act” means the Securities Act of 1933, as amended.

“Settlement Date” means the fourth Trading Day immediately following the last day of the Pricing Period.

“Settlement Number” means (a) the Purchase Price divided by the Settlement Price, minus (b) the Number of Initial Shares.

“Settlement Price” means (i) the average of the Rule 10b-18 VWAP prices for all Trading Days during the Pricing Period minus (ii) the Discount Per Share.

“Share Cap” means, as of any date of determination, ten (10) times the Number of Initial Shares minus the number of shares of Common Stock delivered by the Company to Bank of America on or prior to such date hereunder (in each case subject to adjustment pursuant to Section VI(b) and VIII).

“Trading Day” means any day (i) other than a Saturday, a Sunday or a Disrupted Day, and (ii) on which the Exchange is open for trading during its regular trading session, notwithstanding the Exchange closing prior to its scheduled closing time.

“Transaction” means the transaction contemplated by this Letter Agreement.

“Transfer Agreement” has the meaning specified in Annex A hereto.

“Valuation Period” means a period commencing on the first Trading Day immediately following the last Trading Day of the Pricing Period and ending on the Trading Day on which Bank of America completes its purchase of a number of shares of Common Stock equal to the Settlement Number, pursuant to Section III(b), and as determined in good faith by Bank of America in consultation with the Company.

II.  Initial Shares

(a)           Purchase.  Subject to the terms and conditions of this Letter Agreement, the Company agrees to purchase from Bank of America, and Bank of America will sell to the Company, on the date hereof or on such other Trading Day as the Company and Bank of America shall otherwise agree (the “Purchase Date”), for a single aggregate price of $100,000,000 (the “Purchase Price”), 3,889,537 shares of Common Stock (“Number of Shares”) and, if the Settlement Number is greater than zero, additional number of shares of Common Stock equal to such Settlement Number.  Bank of America will hedge this Transaction by entering into a short sale with respect to the Number of Initial Shares effected at the closing price per share of Common Stock on the Purchase Date (the “Initial Share Price”).  Such purchase, sale and hedge shall be effected in accordance with Bank of America’s customary procedures.

(b)           Initial Settlement.  On the third Trading Day immediately following the Purchase Date (the “Initial Settlement Date”), Bank of America shall deliver to the Company, a number of Shares equal to the product of (i) 85% and (ii) the Number of Shares (the “Number of Initial Shares”), upon payment by the Company of the Purchase Price in U.S. dollars.

III.  Settlement

(a)           Bank of America Settlement Obligation.  If, following the expiration of the Pricing Period, the Settlement Number is greater than zero, on the Settlement Date, Bank of America shall transfer to the Company through its agent, for no additional consideration, a number of shares of Common Stock equal to the Settlement Number.

(b)           Company Settlement Obligation.  If, following the expiration of the Pricing Period, the Settlement Number is less than zero, on the Settlement Date, (i) the Company shall, in accordance with the provisions of this paragraph (b), transfer to Bank of America through its agent, for no additional consideration, a number of shares of Common Stock equal to the absolute value of the Settlement Number or, (ii) if the Company so elects pursuant to this paragraph, in lieu of such share delivery, the Company shall make a cash payment to Bank of America in an amount equal to the absolute value of the Settlement Number multiplied by the weighted average purchase price at which Bank of America purchases shares of Common Stock equal to the Settlement Number during the Valuation Period (the “Payment Amount”), to be paid on the Trading Day immediately following the last day of the Valuation Period; provided that, for the avoidance of doubt, in accordance with the calculation of the Settlement Number, in calculating any corresponding settlement obligations of the parties, Bank of America shall take into consideration the actual payments and deliveries made by the parties on the Initial Settlement Date for the Transaction.  The Company shall notify Bank of America in writing of its election (i) to pay the absolute value of the Settlement Number in cash or, (ii) to effect the delivery of the Settlement Number of shares in accordance with Annex A (“Registered Settlement”) or Annex B (“Private Placement Settlement”) to this Letter Agreement; provided that (A) the failure to make an election and notify Bank of America in accordance with the preceding sentence with respect to matters described in clause (i), shall constitute an irrevocable election by the Company to deliver shares, and, (B) the failure to make an election and notify Bank of America with respect to matters described in clause (ii), shall constitute an election of “Private Placement Settlement”.

(c)    Delivery Limitation.  Notwithstanding anything to the contrary in this Letter Agreement, the Company acknowledges and agrees that, on any day, Bank of America (or its agent or affiliate) shall not be obligated to deliver or receive any shares of Common Stock to or from the Company and the Company shall not be entitled to receive any shares of Common Stock if such receipt or delivery would result in Bank of America directly or indirectly beneficially owning (as such term is defined for purposes of Section 13(d) of the Exchange Act) at any time in excess of 4.9% of the outstanding shares of Common Stock.  Any purported receipt or delivery of shares of Common Stock shall be void and have no effect to the extent (but only to the extent) that any receipt or delivery of such shares of Common Stock would result in Bank of America directly or indirectly so beneficially owning in excess of 4.9% of the outstanding shares of Common Stock.  If, on any day, any delivery or receipt of shares of Common Stock by Bank of America (or its agent or affiliate) is not effected, in whole or in part, as a result of this provision, Bank of America’s and the Company’s respective obligations to make or accept such receipt or delivery shall not be extinguished and such receipt or delivery shall be effected over time as promptly as Bank of America reasonably determines that such receipt or delivery would not result in Bank of America directly or indirectly beneficially owning in excess of 4.9% of the outstanding shares of Common Stock.

    (d)    Company Settlement Representations.  The Company represents and warrants, as of the Pricing Period Termination Date, that each of its filings under the Securities Act, the Exchange Act or other applicable securities laws that are required to be filed have been filed and that, as of the date of this representation, there is no misstatement of material fact contained therein or omission of a material fact required to be stated therein or necessary to make the statements therein not misleading in the circumstances under which they were made.

IV.  Bank of America Purchases

(a)    Manner of Purchases.  During the Pricing Period or, if applicable, the Valuation Period, Bank of America (or its agent or affiliate) may purchase shares of Common Stock in connection with this Transaction.  The timing of such purchases by Bank of America, the price paid per share of Common Stock pursuant to such purchases and the manner in which such purchases are made, including without limitation whether such purchases are made on any securities exchange or privately, shall be within the sole judgment of Bank of America; provided that, during the Valuation Period, Bank of America will use good faith efforts to make all purchases of Common Stock in connection with this Transaction in a manner that would comply with the limitations set forth in clauses (b)(2), (b)(3), (b)(4) and (c) of Rule 10b-18 as if such rule were applicable to such purchases.

(b)    10b5-1 Plan.  The Company acknowledges and agrees that (i) all purchases pursuant to this Section IV hereunder shall be made in Bank of America’s sole discretion and for Bank of America’s own account and (ii) the Company does not have, and shall not attempt to exercise, any influence over how, when or whether to make such purchases, including, without limitation, the price paid per share of Common Stock pursuant to such purchases whether such purchases are made on any securities exchange or privately.  It is the intent of the Company and Bank of America that this Transaction comply with the requirements of Rule 10b5-1(c) of the Exchange Act and that this Letter Agreement shall be interpreted to comply with the requirements of Rule 10b5-1(c)(1)(i)(B) and Bank of America shall take no action that results in the transaction not so complying with such requirements.

(c)    Regulatory Suspension.  In the event that Bank of America reasonably concludes in good faith, that it is appropriate with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Bank of America), or due to any Market Disruption Event, for it to refrain from purchasing Common Stock on any Trading Day during the Pricing Period, the Pricing Period shall be suspended for such day.  Bank of America shall promptly notify the Company upon exercising its rights pursuant to this Section IV(c) and shall subsequently notify the Company in writing on the day Bank of America believes that it may resume purchasing Common Stock.  Bank of America shall not be required to communicate to the Company the reason for Bank of America’s exercise of its rights pursuant to this Section IV(c) if Bank of America reasonably determines in good faith that disclosing such reason may result in a violation of any legal, regulatory, or self-regulatory requirements or related policies and procedures.

V.  Company Purchases

The Company (including  its “affiliated purchasers”, as defined in Rule 10b-18) shall  not, without a prior written  consent of Bank of America,  purchase any shares of Common Stock (or an equivalent interest, or any security convertible into or exchangeable for such shares) on the open market, or enter into any accelerated share repurchase program, or any derivative share repurchase transaction, or other similar transaction, during the Pricing Period and thereafter until all payments or deliveries of shares pursuant to Section III have been made.  During such time, any purchases of Common Stock by the Company shall be made through Bank of America or its affiliates, subject to such reasonable conditions as Bank of America or such affiliate shall impose, and in compliance with Rule 10b-18 or otherwise in a manner that the Company and Bank of America believe is in compliance with applicable requirements.

VI.  Borrow Events

(a)           Borrow Cost Increase.  If at any time during this Transaction, Bank of America does not, after using commercially reasonable efforts, successfully borrow Common Stock (up to a number equal to the Remaining Share Amount) on terms that require Bank of America to pay or bear costs in connection with such borrow in an amount less than or equal to the Maximum Borrow Cost, then Bank of America will act in good faith and in a commercially reasonable manner to (a) make the corresponding adjustment(s), if any, as Bank of America determines appropriate (and in consultation with the Company) to account for any excess borrowing costs and (b) determine the effective date(s) of the adjustment(s).

(b)           Loss of Borrow Termination.  On any Trading Day, Bank of America may elect to terminate (“Loss of Borrow Termination”) this Transaction, in whole or in part, as the case may be, in the event and pro rata to the extent it is no longer able, after commercially reasonable efforts, to borrow (or maintain a borrowing of), including at a cost that may exceed the Maximum Borrow Cost, shares of Common Stock in an amount equal to the Remaining Share Amount.  Upon the occurrence of a Loss of Borrow Termination, an Event of Default shall be deemed to have occurred with the Company deemed the Defaulting Party and Bank of America, the Non-Defaulting Party.

VII.  Dividend Event

(a)           Dividend Amount. If 100% of the aggregate gross cash dividends per share of Common Stock (including any cash extraordinary dividends) declared by the Company and for which the ex-date occurs at any time during the Pricing Period exceeds $0.00 per share of Common Stock (subject to adjustment in accordance with Section VIII) (the “Expected Dividend Amount”) per calendar quarter, a Dividend Event shall be deemed to have occurred.

(b)           Dividend Event Termination.  Upon the occurrence of a Dividend Event, on any Trading Day on or after the occurrence of such Dividend Event, Bank of America may terminate this Transaction (a “Dividend Event Termination”).  Upon the occurrence of a Dividend Event Termination, an Event of Default shall be deemed to have occurred with the Company deemed the Defaulting Party and Bank of America, the Non-Defaulting Party.

VIII.  Extraordinary Events

(a)            Tender Offers.  In the event an offer is made to the holders of Common Stock to tender in excess of 15% of the outstanding shares of Common Stock for cash, Bank of America may, in its reasonable discretion, (i) adjust the terms of this Transaction, so that (x) the final day of the Pricing Period shall be the earlier of the scheduled final Trading Day of the Pricing Period and the date the tender offer is consummated and (y) for each of the Trading Days in the Pricing Period following the date on which the offer is made, the price used in computing the Settlement Price shall equal the price per share of Common Stock at which the tender offer is to be consummated, where Bank of America shall notify the Company in writing as to the terms of any adjustment made pursuant to this Section VIII(a) no later than 5 days after the tender offer is made or (ii) elect to terminate this Transaction (a “Cash Tender Termination”).  Upon the occurrence of a Cash Tender Termination, an Event of Default shall be deemed to have occurred with the Company deemed the Defaulting Party and Bank of America, the Non-Defaulting Party.

(b)            Corporate Events.  In the event of any corporate event involving the Company or the Common Stock not specifically addressed in subsection (a) of this Section VIII (including, without limitation, the announcement of a non-cash dividend, stock split, reorganization, merger, offer to tender Common Stock for consideration other than cash, rights offering, recapitalization or spin-off) or in the event that Bank of America, in its reasonable good faith judgment, determines that the adjustments described in subsection (a) of this Section VIII will not result in an equitable adjustment of the terms of this Transaction, Bank of America may (i) adjust the terms of this Transaction (including, without limitation, with respect to the Expected Dividend Amount and the number of Trading Days in the Pricing Period) as in the exercise of its good faith judgment it deems appropriate under the circumstances or (ii) elect to terminate this Transaction (a “Corporate Event Termination”).  Upon the occurrence of a Corporate Event Termination, an Event of Default shall be deemed to have occurred with the Company deemed the Defaulting Party and Bank of America, the Non-Defaulting Party.

(c)           Delisting.  In the event that the Exchange announces that pursuant to the rules of such Exchange, the Common Stock ceases (or will cease) to be listed, traded or publicly quoted on the Exchange for any reason (other than the occurrence of an event addressed in subsections (a) or (b) of this Section VIII) and are not immediately re-listed, re-traded or re-quoted on an exchange or quotation system located in the same country as the Exchange (or, where the Exchange is within the European Union, in any member state of the European Union), Bank of America may (i) adjust the terms of this Transaction or (ii) elect to terminate this Transaction (a “Delisting Termination”).  Upon the occurrence of a Delisting Termination, an Event of Default shall be deemed to have occurred with the Company deemed the Defaulting Party and Bank of America, the Non-Defaulting Party.

IX.  Events of Default

In addition to events contemplated by Sections VI(b), VII(b) and VIII, the occurrence of any of the following events with respect to a party (such party, the “Defaulting Party” with respect to such event, and the other party, the “Non-Defaulting Party”) shall be an Event of Default:

(a)           Payment.  The failure to make any payment or any delivery of shares pursuant to the terms of the Letter Agreement.

(b)           Breach.  Any representation or warranty made in this Letter Agreement shall prove to have been false in any material respect at the time it was made, given or reaffirmed.

(c)           Performance.  The failure to perform or comply in any material respect with any other obligation in this Letter Agreement which failure shall continue for 5 business days after written notice of such failure has been sent to the Defaulting Party.

(d)           Insolvency.  (A) The initiation of any case, proceeding or other action (1) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to have itself adjudicated as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution or composition or other relief under bankruptcy or insolvency law with respect to it or its debts or (2) which seeks appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; (B) a general assignment for the benefit of its creditors; (C) the initiation of any case, proceeding or other action of a nature referred to in clause (A) hereof which (1) results in the entry of an order for relief or any such adjudication or appointment with respect to the party or any of its assets or (2) is not dismissed, stayed, discharged or bonded for a period of 5 days; (D) the initiation of any case, proceeding or other action seeking issuance of a warrant of attachment, execution, or similar process against all or any substantial part of its assets, which case, proceeding or other action results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 30 days from the entry thereof; (E) a party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (A) - (D) hereof; or (F) either party shall generally not, or shall admit in writing its inability to, pay its debts as they become due.

(e)           Cross-Default.  Any loan or other obligation in respect of borrowed money (whether present or future, contingent or otherwise, as principal or surety or otherwise) of a party in an amount, (i) in the case of the Company, in excess of $100,000,000, or (ii) in the case of Bank of America, in excess of 3% of shareholders’ equity shall have become payable before the due date thereof as a result of acceleration of maturity caused by the occurrence of any event of default thereunder or if any other such loan or obligation shall not be repaid when due, as extended by any applicable grace period specified in the contracts or agreements constituting such loan or obligation.

(f)           Merger, Consolidation.  Any consolidation or amalgamation or merger with or into, or any transfer of all or substantially all its assets (i) to another entity by a party, resulting in the creditworthiness of the surviving or transferee entity being materially weaker than that of the party immediately prior to such action, or (ii) into any person unless the surviving person is the Company or another person formed under the laws of a State of the United States of America and such entity assumes or is responsible, by operation of law, for all obligations of the Company hereunder.

X.  Remedies

(a)           Settlement Loss Determination.  Upon the occurrence and the continuance of an Event of Default, notwithstanding any other provision to the contrary in this Letter Agreement, the Non-Defaulting Party, upon notice to the Defaulting Party, may, in its sole discretion, immediately terminate this Transaction and, if applicable, purchasing the number of Shares equal to the Remaining Share Amount to cover its short position or adjusting any other term hereof, and may sell, liquidate, offset or take any other action with respect to any short position established or maintained by it in connection with this Transaction.  The Non-Defaulting Party shall act in good faith and in a commercially reasonable manner to determine the amount that such party reasonably in good faith believes to be its total unreimbursed net losses and costs (which may be positive or negative) incurred in connection with the termination of this Letter Agreement (the “Loss”) and upon completion of such determination shall deliver to the Defaulting Party a written notice indicating the amount of such Loss (a “Loss Notice”).  Such computation shall include any out-of-pocket losses (which may include but not be limited to the difference between the Initial Share Price and the average price at which the shares are purchased during the term of this Transaction (as this Transaction may be terminated early as a result of the operation of this Section X(a)) and any actual or anticipated loss or cost incurred as a result of its terminating, liquidating, obtaining or reestablishing any hedge or related trading position.  In addition to the foregoing, the Non-Defaulting Party may include in its determination of its Loss hereunder such losses and costs (or gains) in respect of any payment or delivery required to have been made on or before the relevant termination date.  In determining Loss, the Non-Defaulting Party may consider any relevant information, including, without limitation, one or more of the following types of information: (i) quotations (either firm or indicative) for replacement transactions supplied by one or more third parties that may take into account the creditworthiness of the Non-Defaulting Party at the time the quotation is provided and the terms of any relevant documentation, including credit support documentation, between the Non-Defaulting Party and the third party providing the quotation; (ii) information consisting of relevant market data in the relevant market supplied by one or more third parties including, without limitation, relevant rates, prices, yields, yield curves, volatilities, spreads, correlations or other relevant market data in the relevant market; or (iii) information of the types described in clause (i) or (ii) above from internal sources (including any of the Non-Defaulting Party’s affiliates) if that information is of the same type used by the Non-Defaulting Party in the regular course of its business for the valuation of similar transactions.  The Non-Defaulting Party will consider, taking into account the standards and procedures described in this paragraph, quotations pursuant to clause (i) above or relevant market data pursuant to clause (ii) above unless the Non-Defaulting Party reasonably believes in good faith that such quotations or relevant market data are not readily available or would produce a result that would not satisfy those standards.  When considering information described in clause (i), (ii) or (iii) above, the Non-Defaulting Party may include costs of funding, to the extent costs of funding are not and would not be a component of the other information being utilized.  Third parties supplying quotations pursuant to clause (i) above or market data pursuant to clause (ii) above may include, without limitation, dealers in the relevant markets, end-users of the relevant product, information vendors, brokers and other sources of market information.  Notwithstanding the foregoing, and without affecting the respective parties’ obligations to make payments in accordance with Section X(b), upon reasonable written request by the Defaulting Party, the Non-Defaulting Party shall provide a written explanation of any calculation or adjustment made by it in connection with calculation of the Loss, including, where applicable, a reasonable description of the methodology and the basis for such calculation or adjustment in reasonable detail and shall consult with the Defaulting Party with respect to the amount of such Loss, it being understood that the Non-Defaulting Party shall not be obligated to disclose any proprietary models used by it for such calculation.

(b)           Payments.  Upon  receipt of a Loss Notice  from the  Non-Defaulting Party, (i) if the amount  determined in  accordance with paragraph  (a) above is a  positive number, then the Defaulting Party shall promptly pay to the Non-Defaulting Party, the amount of such Loss in cash or (ii) if the amount determined in accordance with paragraph (a) above is a negative number, then the Non-Defaulting Party shall promptly pay to the Defaulting Party, the absolute value of the amount of such Loss in cash; provided that, in the event the Company is the party owing the Loss amount, then this paragraph (b) shall be subject to the terms of paragraphs (c) and (d) below.

(c)    Loss Settlement Election.  If the Company is the owing party in accordance with paragraph (b) above, upon receipt of a Loss Notice from Bank of America as the Non-Defaulting Party, the Company may, in addition to its option to promptly pay to Bank of America the amount of such Loss in cash, elect to deliver to Bank of America within two Trading Days a number of shares of Common Stock equal to (i) the amount of such Loss divided by (ii) the closing price of the Common Stock on the Exchange for the day upon which the Company receives such Loss Notice, rounded up to the nearest whole share.  Such share delivery is subject to the provisions of the last sentence of Section III(b); provided that, for the avoidance of doubt, in calculating any settlement obligations of the parties in accordance with this Section X, Bank of America shall take into consideration the actual payments and deliveries made by the parties on the Initial Settlement Date for the Transaction; provided, further that in no event shall the Company be required to deliver a number of shares of Common Stock that exceeds the then applicable Share Cap.

(d)    Costs and Expenses.  In addition to the payments set forth in subsections (b) and (c) above, the Defaulting Party agrees to indemnify the Non-Defaulting Party from and against any reasonable expenses (including reasonable external counsel fees and other expenses of collection) it may incur as a result of any default by such party.

XI.  Representations of the Parties

Each party represents to the other party that:

(a)           Status.  It is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing;

(b)           Powers.  It has the corporate or other organizational power to execute and deliver this Letter Agreement and to perform its obligations under this Letter Agreement and has taken all necessary action to authorize such execution, delivery and performance;

(c)           No Violation or Conflict.  Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

(d)           Consents.  All governmental and other consents that are required to have been obtained by it with respect to this Letter Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with;

(e)           Obligations Binding.  Its obligations under this Letter Agreement constitute its legal, valid and binding obligations, enforceable in accordance with its respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)); and

(f)           Absence of Certain Events.  No Event of Default (as defined in the Agreement) or event that, with the giving of notice or the passage of time or both, would constitute an Event of Default has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Letter Agreement.

XII.  Representations of the Company

The Company additionally hereby represents on the Purchase Date to Bank of America that:

(a)    Liquidity.  Its financial condition is such that it has no need for liquidity with respect to its investment in the transactions contemplated by this Letter Agreement and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness.  Its investments in and liabilities in respect of such transactions, which it understands are not readily marketable, is not disproportionate to its net worth;

(b)    Private Placement.  It acknowledges that the offer and sale of this Transaction to it is intended to be exempt from registration under the Securities Act, by virtue of Section 4(2) thereof.  Accordingly, the Company represents and warrants to Bank of America that (i) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (ii) it is entering into this Transaction for its own account and without a view to the distribution or resale thereof, and it understands that Bank of America has no obligation or intention to register the transactions contemplated by this Letter Agreement under the Securities Act or any state securities law or other applicable federal securities law;

(c)    No Deposit Insurance.  It understands that no obligations of Bank of America to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Bank of America or any governmental agency;

(d)    Assumption of Risk.  IT UNDERSTANDS THAT THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT ARE SUBJECT TO COMPLEX RISKS THAT MAY ARISE WITHOUT WARNING AND MAY AT TIMES BE VOLATILE AND THAT LOSSES MAY OCCUR QUICKLY AND IN UNANTICIPATED MAGNITUDE AND IS WILLING TO ACCEPT SUCH TERMS AND CONDITIONS AND ASSUME (FINANCIALLY AND OTHERWISE) SUCH RISKS;

(e)    Compliance with Filing Requirements.  Each of its filings under the Securities Act, the Exchange Act, or other applicable securities laws that are required to be filed have been filed and that, as of the respective dates thereof, there is no misstatement of material fact contained therein or omission of a material fact required to be stated therein or necessary to make the statements therein not misleading

(f)    Material Non-Public Information.  It is not entering into this Letter Agreement on the basis of, and is not aware of, any material non-public information with respect to the Common Stock or in anticipation of, in connection with, or to facilitate, a distribution of its securities, a self tender offer or a third-party tender offer;

(g)    No Manipulation.  It is not entering into any transaction to create, and will not engage in any other securities or derivatives transactions to create, actual or apparent trading activity in the Common Stock (or any security convertible into or exchangeable for Common Stock) or to raise or depress or to manipulate the price of the Common Stock (or any security convertible into or exchangeable for Common Stock);

(h)    Compliance with Securities Laws.  It has not and will not directly or indirectly violate any applicable law, rule or regulation (including, without limitation, the Securities Act and the Exchange Act) in connection with the transactions contemplated by this Letter Agreement;

(i)    Required Company Approvals.  The transactions contemplated by this Letter Agreement and any repurchase of Common Stock by the Company in connection with such transactions are pursuant to a publicly announced share repurchase program that has been approved by its Board of Directors and any such repurchase has been or will when so required be publicly disclosed in its periodic filings under the Exchange Act and its financial statements and notes thereto and, at the time of making this representation, such transactions are not subject to any internal policy or procedure of the Company which would prohibit the Company from effecting any transactions in the shares of Common Stock at such time;

(j)    Regulation M.  The Company is not on the date hereof, and will not be during the term of the transactions contemplated by this Letter Agreement, engaged in a distribution, as such term is used in Regulation M under the Exchange Act, that would preclude purchases by the Company of the Common Stock or cause the Company to violate any law, rule or regulation with respect to such purchases;

(k)    Non-Reliance.  It is not relying, and has not relied upon, Bank of America or any of its affiliates with respect to the legal, accounting, tax or other implications of this Letter Agreement and that it has conducted its own analyses of the legal, accounting, tax and other implications of this Letter Agreement.  Further, it acknowledges and agrees that neither Bank of America nor any affiliate of Bank of America has acted as its advisor in any capacity in connection with this Letter Agreement or the transactions contemplated hereby.  The Company is entering into this Letter Agreement with a full understanding of all of the terms and risks hereof (economic and otherwise), has adequate expertise in financial matters to evaluate those terms and risks and is capable of assuming (financially and otherwise) those risks; and

(l)    Acknowledgement of Bank of America Activity.  It understands and acknowledges that Bank of America and its affiliates may from time to time effect transactions for their own account or the account of customers and hold positions in securities or options on securities of the Company and that Bank of America and its affiliates may continue to conduct such transactions during the Pricing Period and the Valuation Period.

XIII.  Agreements of the Company

(a)    Authorized Shares.  The Company agrees that while this Letter Agreement is in effect, it shall cause (i) the number of authorized shares of Common Stock minus (ii) the number of outstanding shares of Common Stock minus (iii) the number of shares of Common Stock reserved for other purposes minus (iv) without duplication of clause (iii), the aggregate maximum number of shares of Common Stock deliverable under warrants, options, swaps, forwards, convertible or exchangeable securities or other similar transactions, agreements or instruments issued by the Company or to which the Company is a party that provide for physical or net share settlement or otherwise may require the issuance of shares of Common Stock by the Company, to exceed the then applicable Share Cap.  At the conclusion of the Pricing Period, the Company will have a sufficient number of treasury shares or duly authorized but unissued shares of Common Stock available to satisfy its obligations with respect to this Transaction, such shares of Common Stock to be fully paid and nonassessable and free of preemptive and other rights.  The Company agrees that a failure by the Company to comply with the preceding sentence shall be an Event of Default hereunder with respect to the Company without regard to any grace period that would otherwise be applicable.

(b)    Nature of Rights.  The Company acknowledges and agrees that this Letter Agreement is not intended to convey to Bank of America rights against the Company hereunder that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of the Company; provided, however, that nothing herein shall limit or shall be deemed to limit Bank of America’s right to pursue remedies in the event of a breach by the Company of its obligations and agreements with respect to this Letter Agreement;

and provided further that in pursuing a claim against the Company in the event of a bankruptcy, insolvency or dissolution with respect to Company, Bank of America’s rights hereunder shall rank on a parity with the rights of a holder of shares of Common Stock enforcing similar rights under a contract involving shares of Common Stock.

(c)    Disclosure.  The Company agrees that the material terms of this Transaction (and any other similar transactions), and the consequences of such transactions on the financial condition and results of operations of the Company, will be disclosed by the Company in accordance with all rules, regulations, accounting principles (including EITF Issue No. 00-19) and laws applicable to the Company in its periodic filings under the Exchange Act and its financial statements and notes thereto.

(d)           Corporate Event Notification.  During the Pricing Period, the Company shall (i) notify Bank of America prior to the opening of trading in the Common Stock on any day on which the Company makes, or expects to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any merger, acquisition, or similar transaction involving a recapitalization relating to the Company (other than any such transaction in which the consideration consists solely of cash and there is no valuation period), (ii) promptly notify Bank of America following any such announcement that such announcement has been made, and (iii) promptly deliver to Bank of America following the making of any such announcement a certificate indicating (A) the Company’s average daily Rule 10b-18 purchases (as defined in Rule 10b-18) during the three full calendar months preceding the date of the announcement of such transaction and (B) the Company’s block purchases (as defined in Rule 10b-18) effected pursuant to paragraph (b)(4) of Rule 10b-18 during the three full calendar months preceding the date of the announcement of such transaction.  In addition, the Company shall promptly notify Bank of America of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders.  The Company acknowledges that any such public announcement may cause the Pricing Period to be suspended pursuant to Section IV(c).  Accordingly, the Company acknowledges that its actions in relation to any such announcement or transaction must comply with the standards set forth in Section IV(a).

XIV.  Indemnification

The Company agrees to indemnify and hold harmless Bank of America, its affiliates and its assignees and their respective directors, officers, employees, agents and controlling persons (Bank of America and each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject, and relating to or arising out of the transactions contemplated by this Letter Agreement, and will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of the Company.  The Company will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a nonappealable judgment by a court of competent jurisdiction to have resulted from Bank of America’s breach of a material term of this Letter Agreement, willful misconduct or negligence.  If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then the Company shall contribute, to the maximum extent permitted by law (but only to the extent that such harm was not caused by Bank of America’s breach of a material term of this Letter Agreement, willful misconduct or negligence), to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability.  The Company also agrees that no Indemnified Party shall have any liability to the Company or any person asserting claims on behalf of or in right of the Company in connection with or as a result of any matter referred to in this Letter Agreement except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Company result from the breach of a material term of this Letter Agreement, or the Indemnified Party’s negligence or willful misconduct.  The provisions of this Section XIV shall survive completion of the transactions contemplated by this Letter Agreement and shall inure to the benefit of any permitted assignee of Bank of America.

XV.  Miscellaneous

(a)           No Collateral.  Notwithstanding  any provision of this Letter Agreement, or any  other agreement  between the parties, to the contrary, the obligations  of the Company under this Letter Agreement are not secured by any collateral.

(b)           Waiver of Trial by Jury.  EACH OF THE COMPANY AND BANK OF AMERICA HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE ACTIONS OF BANK OF AMERICA OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(c)           Governing Law.   THIS  LETTER AGREEMENT SHALL BE  GOVERNED  BY THE  LAW OF THE STATE OF  NEW YORK WITHOUT  REFERENCE TO  THE CHOICE OF LAW RULES THEREOF.

(d)           Submission to Jurisdiction.  THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

(e)           Non-Confidentiality.  Notwithstanding anything to the contrary herein, (i) Bank of America acknowledges that this Letter Agreement may be intended to produce U.S. federal income tax benefits for the Company and (ii) the Company and Bank of America hereby agree that (A) the Company is not obligated to Bank of America to keep confidential from any and all persons or otherwise limit the use of any aspect of this Letter Agreement relating to the structure or tax aspects thereof, and (B) Bank of America does not assert any claim of proprietary ownership in respect of any such aspect of this Letter Agreement.

(f)           Bankruptcy Code.  The parties hereto intend for (i) the Transaction hereunder to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), and the parties hereto are entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 362(o), 546, 555, 560 and 561 of the Bankruptcy Code; (ii) a party’s right to liquidate, terminate or accelerate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default, a Loss of Borrow Termination, a Dividend Event Termination, a Cash Tender Termination, a Corporate Event Termination or a Delisting Termination under this Letter Agreement with respect to the other party to constitute a “contractual right” within the meaning of the Bankruptcy Code; (iii) all transfers of cash, securities or other property under or in connection with the Transaction are “transfers” made “by or to (or for the benefit of)” a “master netting agreement participant”, a “financial institution”, a “financial participant”, a “forward contract merchant” or a “swap participant”, (each as defined in the Bankruptcy Code) within the meaning of Sections 546(e), 546(f), 546(g) and 546(j) of the Bankruptcy Code; (iv) all obligations under or in connection with the Transaction represent obligations in respect of “termination values”, “payment amounts” or “other transfer obligations” within the meaning of Section 362, 560 and 561 of the Bankruptcy Code; and (v) each of the parties hereto to be a “swap participant” and “financial participant” within the meaning of Sections 101(53C) and 101(22A) of the Bankruptcy Code.

(g)           Assignment and Transfer.  The rights and duties under this Letter Agreement may not be assigned or transferred by either party hereto without the prior written consent of the other party hereto; provided, however, that Bank of America may assign its obligation to deliver or receive delivery of Common Stock hereunder to any of its affiliates without the prior written consent of the Company.  Upon any such assignment Bank of America shall indemnify the Company from and against any loss, cost or expense relating to the failure of such affiliate to perform its delivery obligation.

(h)           Calculations.  To the extent any calculation, adjustment or determination is required to be made by Bank of America hereunder, Bank of America shall make any such calculation, adjustment, or determination in good faith.

(i)           Notices.  Unless otherwise specified, notices under this Letter Agreement may be made by telephone, to be confirmed in writing to the address below.  Changes to the Notices must be made in writing.

(i)            If to the Company:
Lexmark International, Inc.
One Lexmark Centre Drive
740 West New Circle Road
Lexington, KY  40550
Attn:  Richard Pelini
Telephone:  (859) 232-5108
Facsimile:  (859) 232-5137

(ii)           If to Bank of America:
Bank of America, N.A.
Bank of America Tower
One Bryant Park, 3rd Floor
New York, NY 10036
Attn:  John Servidio
Telephone: (646) 855-7127
Facsimile: (704) 208-2869

Please confirm your agreement to the foregoing by signing and returning to us the enclosed duplicate of this Letter Agreement.

Very truly yours,

BANK OF AMERICA, N.A.

By:   /s/Jake Mendelsohn
Name: Jake Mendelsohn
Title: Principal

Acknowledged and agreed to as of
the date first above written,

LEXMARK INTERNATIONAL, INC.

By:   /s/Bruce J. Frost
Name: Bruce J. Frost
Title: Assistant Treasurer